Exhibit 99.3

CONSENT OF EMANUEL STERN

Rodin Income Trust, Inc. intends to file a Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) registering shares of its common stock for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: November 29, 2017

/s/ Emanuel Stern
Emanuel Stern